Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the common stock, par value $0.0001 of Foxx Development Holdings Inc., a Delaware corporation whose principal place of business is in Irvine, California shall be filed on behalf of the undersigned.

October 7, 2024

New Bay Capital Limited

By:	/s/ Shi Liu	/s/ Shi Liu
Name:	Shi Liu	Shi Liu
Title:	Director